Exhibit 99.1
Hawthorn Bancshares Reports Results
for the Three and Six Months Ended June 30, 2023
Second Quarter 2023 Highlights
•Net income of $2.5 million, or $0.36 per diluted share

•Net interest margin, fully taxable equivalent ("FTE") of 3.19%

•Return on average assets and equity of 0.54% and 7.99%, respectively

•Loans increased $21.1 million, or 1.4%, compared to the linked first quarter 2023 (“linked quarter”)

•Deposits decreased $64.7 million, or 4.0%, compared to the linked quarter

Jefferson City, MO — July 26, 2023 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $2.5 million for the second quarter 2023, a decrease of $0.7 million compared to the linked quarter and a decrease of $1.9 million from the second quarter 2022 (the "prior year quarter"). Earnings per diluted share (“EPS”) was $0.36 for the second quarter 2023 compared to $0.47 and $0.64 for the linked quarter and prior year quarter, respectively. Net income and EPS for the second quarter 2023 decreased from the linked quarter primarily due to the recognition of a write-down on other real estate owned properties with no additional provision expense for credit losses being required in the current quarter compared to $0.7 million in the linked quarter.
Brent Giles, Chief Executive Officer of Hawthorn Bancshares Inc. commented, “Absent the write-down on other real estate, our performance was in line with the first quarter. As we continue to navigate this challenging economic environment, we will be focused on stability and prudent financial management.
For the second quarter of 2023, we delivered $2.5 million of net income, equivalent to $0.36 per diluted share. Although this represents a decrease of $0.7 million of net income compared to the linked quarter, it is important to note that this reduction was primarily due to the recognition of a $1.8 million write-down on other real estate owned properties with no additional provision expense for credit losses being required in the current quarter compared to $0.7 million in the linked quarter.
Asset quality remains strong as evidenced by improvement in our non-performing loans to total loans ratio. During the second quarter, we reclassified $15.0 million in loans from non-accrual to accruing status. Furthermore, our loan portfolio saw an increase of $21.1 million, or 1.4%, compared to the linked quarter.
While deposits decreased by $64.7 million, or 4.0%, compared to the linked quarter, it was primarily driven by reductions in public funds deposits. Our non-interest bearing demand deposits were stable. Our uninsured and uncollateralized deposits are estimated to be 17% at the end of the second quarter, reinforcing our commitment to sound financial practices and risk management.

The bank's net interest margin, fully taxable equivalent ("FTE"), increased to 3.19%, as compared to 3.16% in the linked quarter. These financial results translate into a return on average assets and equity of 0.54% and 7.99%, respectively.
Our liquidity and capital levels remain strong. We have multiple sources of funds and unpledged securities available to meet liquidity needs, plus additional borrowing capacity through the FHLB and multiple secured/unsecured funding lines. We remain “well capitalized” from a regulatory capital ratio perspective. Our stockholder’s equity to assets ratio was 6.65% at June 30, 2023 compared to 6.62% at December 31, 2022.
As we move forward, we must acknowledge the prevailing challenges in the market. With the Federal Reserve contemplating further rate hikes and other actions to curb inflation, we anticipate continued pressure on the net interest margin."

Highlights
•Earnings – Net income of $2.5 million for the second quarter 2023 decreased $0.7 million, or 22.1%, from the linked quarter, and decreased $1.9 million, or 43.2%, from the prior year quarter. EPS was $0.36 for the second quarter 2023 compared to $0.47 for the linked quarter, and $0.64 for the prior year quarter.
•Net interest income and net interest margin – Net interest income of $14.2 million for the second quarter 2023, increased $0.3 million from the linked quarter, and decreased $0.4 million from the prior year quarter. Net interest margin, on an FTE basis, was 3.19% for the second quarter, an increase from 3.16% for the linked quarter, and a decrease from 3.64% for the prior year quarter.
•Loans – Loans held for investment increased by $21.1 million, or 1.4%, equal to $1.6 billion as of June 30, 2023 as compared to the end of the linked quarter. Year-over-year, loans held for investment grew $135.4 million, or 9.5%, from $1.4 billion as of June 30, 2022.
•Asset quality – Non-performing loans totaled $3.8 million at June 30, 2023, a decrease of $15.8 million from $19.6 million at the end of the linked quarter, and a decrease of $14.0 million from $17.8 million at the end of the prior year quarter. The decrease in non-performing loans in the current quarter compared to the linked quarter is primarily due to three large non-accrual loan relationships returning to accruing status. The allowance for credit losses to total loans was 1.42% at June 30, 2023, compared to the allowance for loan losses to total loans of 1.02% at December 31, 2022 and 1.08% at June 30, 2022.
•Deposits – Total deposits decreased by $64.7 million, or 4.0%, equal to $1.5 billion as of June 30, 2023 as compared to the end of the linked quarter. Year-over-year deposits grew $12.5 million, or 0.8%, from $1.5 billion as of June 30, 2022.
•Capital – On January 1, 2023, the Company adopted ASU 2016-13 and recorded a one-time cumulative effect adjustment to retained earnings totaling $5.6 million. Total stockholders' equity was $126.5 million and the common equity to assets ratio was 6.65% at June 30, 2023 as compared to 6.77% and 6.93% at the end of the linked quarter and the prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with a tier 1 leverage ratio of 10.46% and a total risk-based capital ratio of 13.99% at June 30, 2023.

Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company did not repurchase any shares during the current quarter. As of June 30, 2023, $2.1 million remained available for share repurchases pursuant to the plan.
During the third quarter of 2023, the Company's Board of Directors approved a quarterly cash dividend of $0.17 per common share payable October 1, 2023 to shareholders of record at the close of business on September 15, 2023.
Net Interest Income and Net Interest Margin
Net interest income of $14.2 million for the second quarter 2023, increased $0.3 million from the linked quarter, and decreased $0.4 million from the prior year quarter. Driving the decrease from the prior year quarter was significantly higher interest expense for interest bearing deposit accounts and other borrowings which reprice in a rising rate environment, more than offsetting the increase in interest income and fees from loans and other earning assets. While interest income increased $5.8 million in the current quarter compared to the prior year quarter, driven primarily by higher yields on interest earning assets and growth in loans, interest expense increased $6.1 million resulting in a $0.4 million decrease in net interest income. Net interest margin, on an FTE basis, was 3.19% for the second quarter, compared to 3.16% for the linked quarter, and 3.64% for the prior year quarter.
Net interest income for the six months ended June 30, 2023 was $28.2 million, a decrease of $0.5 million compared to $28.7 million for the six months ended June 30, 2022. Interest income on earning assets increased $11.3 million over the same comparative periods. Interest expense on deposits and borrowings increased $11.8 million, or over 400%, reflecting the competitive marketplace and ever increasing interest rates for securing all sources of funding.
Loans
Loans held for investment increased by $21.1 million, or 1.4%, to $1.6 billion as of June 30, 2023 as compared to the end of the linked quarter and increased by $135.4 million, or 9.5%, from the end of the prior year quarter.
The yield earned on average loans held for investment was 5.23%, on an FTE basis, for the second quarter 2023, compared to 5.03% for the linked quarter and 4.33% for the prior year quarter. The increase in yield as of June 30, 2023 compared to the end of the linked quarter is reflective of recent market conditions where most loan types have seen an increase in yield, consistent with recent increases in the prime rate.
Asset Quality
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) which provides for an expected credit loss model, referred to as the "Current Expected Credit Loss" ("CECL") model. The adoption of the standard resulted in an increase to the allowance for credit losses of $5.8 million and a new liability for unfunded commitments totaling $1.3 million. These one-time cumulative adjustments resulted in a $5.6 million tax-effected decrease to retained earnings which was recognized in the first quarter 2023.
Non-performing loans totaled $3.8 million at June 30, 2023, a decrease of $15.8 million from $19.6 million at the end of the linked quarter, and a decrease of $14.0 million from $17.8 million at the end of the prior year quarter. The decrease in non-performing loans in the current quarter compared to the linked quarter is primarily due to three large non-accrual loan relationships returning to accruing status. Non-performing loans to total loans was 0.25% at

June 30, 2023, compared to 1.27% and 1.25% at the end of the linked quarter and prior year quarter, respectively.
At June 30, 2023, with the adoption of ASU 2016-13, $0.1 million of the Company’s allowance for credit losses was allocated to loans individually analyzed totaling $4.1 million compared to $0.2 million of the Company's allowance for credit losses allocated to loans individually analyzed totaling $19.8 million at the end of the linked quarter. These loans were valued using a collateral-dependent practical expedient.
Under the incurred method, $0.3 million of the Company's allowance for loan losses was allocated to impaired loans totaling $19.3 million at the end of the prior year quarter. Management determined that $16.0 million, or 83%, of total impaired loans required no reserve allocation at the end of the prior year quarter, primarily due to adequate collateral values.
In the second quarter 2023, the Company had net loan recoveries of $92,000 compared to net loan charge-offs of $52,000 and $126,000 in the linked quarter and the prior year quarter, respectively.
The Company did not recognize a provision for credit losses on loans and unfunded commitments for the second quarter 2023 compared to $0.7 million provision for credit losses on loans and unfunded commitments for the linked quarter and a provision for loan losses of $1.2 million for the prior year quarter.
For the six months ended June 30, 2023, the Company recognized a provision for credit losses on loans and unfunded commitments of $0.7 million, compared to a $1.3 million release of provision expense for the six months ended June 30, 2022, or an increase of $2.0 million. The release of provision expense for the six months ended June 30, 2022 was driven in part from the release of specific reserves totaling $2.8 million in the first quarter of 2022 due to returning significant loan balances to accruing from non-accrual status or other collateral valuation adjustments.
The allowance for credit losses at June 30, 2023 was $22.2 million, or 1.42% of outstanding loans, and 578.01% of non-performing loans. At December 31, 2022, the allowance for loan losses was $15.6 million, or 1.02% of outstanding loans, and 83.35% of non-performing loans. At June 30, 2022, the allowance for loan losses was $15.4 million, or 1.08% of outstanding loans, and 86.17% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2023.
Deposits
Total deposits at June 30, 2023 were $1.5 billion, a decrease of $64.7 million, or 4.0%, from March 31, 2023, and an increase of $12.5 million, or 0.8%, from June 30, 2022. The decrease in deposits at the end of the second quarter of 2023 as compared to the linked quarter was primarily driven by a reduction in certain public funds depositor balances. Non-interest bearing demand deposits as a percent of total deposits were 28.4%, 27.6% and 30.8% as of June 30, 2023, compared to the end of the linked quarter, and the end of the prior year quarter, respectively.

Non-interest Income
Total non-interest income for the second quarter ended June 30, 2023 was $1.6 million, a decrease of $1.6 million, or 49.8%, from the linked quarter, and a decrease of $2.1 million, or 56.3%, from the prior year quarter. The decline in the current quarter compared to the linked quarter and prior year quarter is primarily due to the recognition of a $1.8 million write-down on other real estate owned properties.
For the six months ended June 30, 2023, non-interest income was $4.8 million, a decrease of $2.6 million as compared to $7.4 million for the six months ended June 30, 2022. This decrease is driven primarily by a $0.5 million lower gain on sales of mortgages in the six months ended June 30, 2023 in addition to the write-down of $1.8 million for other real estate owned in the second quarter 2023.
Non-interest Expense
Total non-interest expense for the second quarter 2023 was $12.7 million, an increase of $0.2 million, or 2.0%, from the linked quarter, and an increase of $1.2 million, or 10.3%, from the prior year quarter. The second quarter efficiency ratio was 80.5% compared to 72.8% and 63.4% for the linked quarter and prior year quarter, respectively.
Capital
The Company maintains its “well capitalized” regulatory capital position. At the end of the second quarter 2023, capital ratios were as follows: total risk-based capital to risk-weighted assets 13.99%, tier 1 capital to risk-weighted assets 12.51%, tier 1 leverage 10.46% and common equity to assets 6.65%.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2023	2023	2022
Total interest income	$21,927	$20,933	$16,142
Total interest expense	7,725	6,985	1,581
Net interest income	14,202	13,948	14,561
Provision for credit losses on loans and unfunded commitments	—	680	1,200
Non-interest income	1,596	3,182	3,648
Investment securities gains (losses), net	7	8	(9)
Non-interest expense	12,725	12,478	11,540
Pre-tax income	3,080	3,980	5,460
Income taxes	531	709	971
Net income	$2,549	$3,271	$4,489
Earnings per share:
Basic:	$0.36	$0.47	$0.64
Diluted:	$0.36	$0.47	$0.64

		Six Months Ended
		June 30,
Statement of income information:		2023	2022
Total interest income		$42,860	$31,578
Total interest expense		14,710	2,872
Net interest income		28,150	28,706
Provision for (release of) credit losses on loans and unfunded commitments		680	(1,300)
Non-interest income		4,778	7,374
Investment securities gains (losses), net		15	(13)
Non-interest expense		25,202	23,767
Pre-tax income		7,061	13,600
Income taxes		1,241	2,502
Net income		$5,820	$11,098
Earnings per share:
Basic:		$0.83	$1.57
Diluted:		$0.83	$1.57

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	June 30,	March 31,	December 31,	June 30,
	2023	2023	2022	2022
Key financial ratios:
Return on average assets (YTD)	0.62%	0.70%	1.16%	1.28%
Return on average common equity (YTD)	9.07%	10.14%	15.94%	16.33%
Return on average assets (QTR)	0.54%	0.70%	1.01%	1.04%
Return on average common equity (QTR)	7.99%	10.14%	15.72%	14.00%

Asset Quality Ratios
Allowance for credit losses to total loans	1.42%	1.43%	1.02%	1.08%
Non-performing loans to total loans (a)	0.25%	1.27%	1.23%	1.25%
Non-performing assets to loans (a)	0.66%	1.81%	1.81%	1.89%
Non-performing assets to assets (a)	0.54%	1.47%	1.43%	1.51%
Allowance for credit losses on loans to
non-performing loans (a)	578.01%	112.14%	83.35%	86.17%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	6.81%	6.87%	7.27%	7.81%
Period-end stockholders' equity to period-end assets (YTD)	6.65%	6.77%	6.62%	6.93%
Total risk-based capital ratio	13.99%	13.81%	13.85%	13.97%
Tier 1 risk-based capital ratio	12.51%	12.47%	12.52%	12.53%
Common equity Tier 1 capital	9.92%	9.77%	9.89%	9.85%
Tier 1 leverage ratio	10.46%	10.43%	10.76%	10.98%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	June 30,	March 31,	December 31	June 30,
Balance sheet information:	2023	2023	2022	2022
Total assets	$1,900,709	$1,895,821	$1,923,540	$1,789,976
Loans held for investment	1,563,206	1,542,074	1,521,252	1,427,828
Allowance for credit / loan losses	(22,236)	(21,979)	(15,588)	(15,353)
Loans held for sale	2,130	1,753	591	1,716
Investment securities	260,714	265,893	257,100	272,383
Deposits	1,543,270	1,608,012	1,632,079	1,530,808
Liability for unfunded commitments	1,137	1,302	$—	—
Total stockholders’ equity	$126,473	$128,352	$127,411	$124,058

Book value per share	$17.97	$18.23	$18.04	$17.50
Market price per share	$17.95	$22.27	$20.57	$23.72
Net interest spread (FTE) (YTD)	2.55%	2.57%	3.26%	3.41%
Net interest margin (FTE) (YTD)	3.17%	3.16%	3.53%	3.57%
Net interest spread (FTE) (QTR)	2.54%	2.57%	3.00%	3.47%
Net interest margin (FTE) (QTR)	3.19%	3.16%	3.43%	3.64%
Efficiency ratio (YTD)	76.54%	72.84%	66.73%	65.87%
Efficiency ratio (QTR)	80.55%	72.84%	69.46%	63.38%
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:
Hawthorn Bancshares, Inc.
Stephen E. Guthrie
Chief Financial Officer
TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.